Exhibit 99.1

For release: November 3, 2011

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Third Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended September 30, 2011 of $15,044,000 compared to $12,914,000 for the quarter September 30, 2010, an increase of 16.5%.  Net income was $1.09 per common share basic for the quarter ended September 30, 2011 compared to $.95 per common share basic for the quarter ended September 30, 2010.

Revenues for the three months ended September 30, 2011 totaled $197,064,000 compared to $178,551,000 for the same three months of 2010, an increase of 10.4%.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 76 long-term health care centers with 9,548 beds.  NHC affiliates also operate 36 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports Third Quarter Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2011	2010	2011	2010
Net patient revenues	$ 182,134	$ 165,344	$ 536,531	$ 486,153
Other revenues	14,930	13,207	44,264	42,644
Net operating revenues	197,064	178,551	580,795	528,797

Costs and Expenses:
Salaries, wages and benefits	106,870	98,531	320,425	292,287
Other operating	54,807	49,296	148,084	146,657
Facility rent	10,000	9,518	29,744	28,440
Depreciation and amortization	7,307	6,800	21,344	19,890
Interest	136	136	333	396
Total costs and expenses	179,120	164,281	519,930	487,670

Income Before Non-Operating Income	17,944	14,270	60,865	41,127
Non-Operating Income	5,140	5,424	14,856	14,958

Income Before Income Taxes	23,084	19,694	75,721	56,085
Income Tax Provision	(5,873)	(4,611)	(26,175)	(18,745)

Net Income	17,211	15,083	49,546	37,340

Dividends to Preferred Stockholders	(2,167)	(2,169)	(6,503)	(6,505)

Net Income Available to Common Stockholders	$ 15,044	$ 12,914	$ 43,043	$ 30,835

Earnings Per Common Share:
Basic	$ 1.09	$ 0.95	$ 3.13	$ 2.25
Diluted	$ 1.05	$ 0.95	$ 3.02	$ 2.25

Weighted average common shares outstanding
Basic	13,807,995	13,649,174	13,762,084	13,705,477
Diluted	16,444,749	13,650,916	16,404,305	13,707,590

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2011	2010
Cash and marketable securities	$ 267,051	$ 236,463
Current assets	343,369	322,126
Property and equipment, net	432,020	436,392
Total assets	846,327	829,015
Current liabilities	206,367	223,806
Long-term debt	10,000	10,000
Deferred revenue	13,707	13,990
Stockholders' equity	598,996	561,146

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NHC Reports Third Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Per Diems:
Medicare	$ 471.80	$ 387.53	$ 460.45	$ 382.27
Managed Care	$ 424.22	$ 393.59	$ 419.64	$ 386.25
Medicaid	$ 156.56	$ 158.03	$ 157.41	$ 156.29
Private Pay and Other	$ 188.00	$ 184.65	$ 187.66	$ 184.69

Patient Days:
Medicare	116,128	107,945	351,334	330,151
Managed Care	28,009	23,049	78,671	65,871
Medicaid	286,841	280,119	850,938	827,029
Private Pay and Other	153,259	152,239	454,701	442,427
	584,237	563,352	1,735,644	1,665,478

Average Per Diem	$ 240.30	$ 218.84	$ 238.56	$ 217.72